HARVEY
                        Extraordinary. In every way.(TM)

For Immediate Release
March 15, 2006

                        HARVEY ELECTRONICS, INC. REPORTS

         PROFITABLE RESULTS FOR THE FIRST QUARTER ENDED JANUARY 28, 2006

                  IMPROVED SECOND QUARTER SALES RESULTS TO DATE

Lyndhurst,   NJ  -  On  March  15,  2006,  Harvey  Electronics,   Inc.  ("Harvey
Electronics", "Harvey" or the "Company". NASDAQ Capital Market symbol: "HRVE") announced profitable results for its first quarter ended January 28, 2006.

The Company's pre-tax income for the first quarter ended January 28, 2006 declined to $70,000 from $454,000 for the same period ended January 29, 2005.
Net income for the first quarter of fiscal 2006 declined to $45,000 from $274,000 for the same period last year.

As previously reported, net sales for the first quarter ended January 28, 2006 declined to approximately $11,385,000 or a 5.8% decrease from the same quarter last year. Comparable store sales for the first quarter of fiscal 2006 decreased approximately 10.9% from the same period last year.

Mr. Franklin Karp stated, "The Company's first quarter results were negatively impacted by the continued slowdown of retail store traffic and flat panel television shortages from key vendors, making it difficult to fulfill customer orders. Additionally, we experienced a reduction in the gross profit margin from competitive pressures on flat panel televisions, reduced higher margin audio sales, further price compression and from additional promotional advertising during the quarter."

Mr. Karp continued, "Despite the flat panel shortages and continued video price compression in the industry, the Company's video business remained relatively flat with the same quarter last year. Demand for flat panel televisions has continued to be strong and unit sales have increased 37% in the first quarter as compared to the same quarter last year. However, the increase in unit sales were offset by additional price compression of 18% in the first quarter."

"We have experienced strong growth in larger size plasma and LCD televisions while reporting declines in smaller units. Management believes this trend will continue to provide the Company with custom installation opportunities for these larger televisions and desired related home theaters."

"Harvey continues to train its sales staff and measure the attachment of higher margin audio sales, furniture, extended warranty and other accessories to these home theater projects. We are continuing to enhance our home theater demonstrations at different price points, showing the consumer the importance of quality audio products in their theaters. It's not home theater without quality audio products and dynamic sound. These presentations will give our customers a truly exhilarating experience, which we believe should improve audio sales."

"The Company continues to benefit from the strong demand for its custom installation and integration services. Custom installation projects continued to increase, as a percentage of gross sales and represented approximately 61% of gross sales in our first quarter as compared to approximately 58% of gross sales for the same period last year. Our profitable custom installation sales, including equipment and labor, remained strong and aggregated $7.1 million for our first quarter as compared to $7.2 million for the same period last year. These sales yield higher margins and stronger net profitability, as compared to normal retail store sales."

"Sales for our new Bridgewater, New Jersey store are maturing nicely and have been encouraging. We expect this store to contribute net store profitability in fiscal 2006."

Mr. Joseph Calabrese, Chief Financial Officer stated, "Our gross profit margin for the first quarter of fiscal 2006 declined to 40% from 42.3% for the same quarter last year. The decline was due to continued video price compression, reduced higher margin audio sales, and additionally from price promotions offered in December 2005 and January 2006. Additionally, we experienced an 8% decline in labor revenue during our first quarter of fiscal 2006 as well as a reduction of gross margin on our labor revenue from additional costs associated with our labor force. In the second quarter of fiscal 2006, we modified and increased our labor rates which should improve labor margins for the remainder of the year. Additional higher margin furniture, cable, wire and surge protector sales helped to mitigate the decline in our overall gross profit margin."

"The Company's selling, general and administrative expense for the first quarter of fiscal 2006 decreased by approximately 4.2%, as compared to the same quarter last year. This decrease was offset by additional expenses relating to our new Bridgewater, New Jersey store. Selling, general and administrative expenses declined as a result of the Company's ongoing cost reduction program, including reduced payroll and bonuses. These reductions were offset by increased depreciation expense, occupancy costs and other store operating expenses."

"The Company's net advertising expense for the first quarter of fiscal 2006 was reduced to $160,000 from $325,000 from the same period last year. This was due to reduced advertising expenditures which aggregated $730,000 for our first quarter, as compared to expenditures of $965,000 for the same period last year. Additionally, the Company realized less cooperative advertising support from its vendors during the first quarter of 2006."

Mr. Calabrese concluded, "Interest expense increased by approximately $32,000 or 71% in the first quarter of fiscal 2006 from the same period last year. This was primarily due to increased interest rates and borrowings from our credit facility in fiscal 2005 to fund the construction of our new retail store, as well as expenditures from our computer conversion project, which is expected to be completed in the summer of 2006."

Mr. Karp continued, "I am pleased to report that sales for the first six weeks of our second quarter have improved and have exceeded our expectations, as well as sales from the same period last year. This improvement in sales is attributed to additional flat panel product being made available from key video vendors, coupled with increased retail traffic."

Mr. Karp concluded, "We will continue to look to reduce expenses where appropriate and will continue to improve inventory efficiencies for the remainder of the year. Our stores are being re-merchandised and refocused to present exciting audio and video theater demonstrations and integrations into the home, cultivating our service offerings. I believe our brand is well recognized and respected. Furthermore, we will ensure that our employees offer our customers an exceptional retail and custom installation experience. We remain optimistic about fiscal 2006, our Company and its position in our market place."

Harvey Electronics is a leading retailer and custom installer of high quality, exclusive home theater, audio and video products in the metropolitan New York area. The Company currently operates a total of nine locations; eight Harvey showrooms and one separate Bang & Olufsen branded store. There are two Harvey locations in Manhattan and six suburban locations in Paramus, New Jersey; Mt. Kisco, in Westchester; Greenwich, Connecticut; Greenvale/Roslyn, on the north shore of Long Island, in Eatontown, New Jersey and our newest store in Bridgewater, New Jersey. The Bang & Olufsen branded store is located in Union Square on 927 Broadway at 21st Street, in Manhattan. The Company also has a Bang & Olufsen showroom within our Harvey retail store in Greenwich, Connecticut.

Audio Video International, a well-respected trade publication, has named Harvey Electronics a national "Top Ten Retailer of the Year", seven years in a row. Please visit a Harvey store or one of our Bang & Olufsen showrooms. Also, please inquire about Harvey's custom installation services.

From time to time, information provided by the Company, statements made by its employees or information, included in its filings with the Securities and Exchange Commission may contain statements, which are so-called "forward-looking statements" and not historical facts. Forward-looking statements can be identified by the use of words such as "believe", "expect", "intend",
"anticipate", "in my opinion", and similar words or variations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual future results may differ significantly from those stated in any forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including, but not limited to, product demand, pricing, market acceptance, litigation, risks in product and technology development and other risk factors detailed in the Company's Prospectus dated March 31, 1998 and from time to time in the Company's Securities and Exchange Commission reports including its Form 10-K and Forms 10-Q.

For  more   information   and   showroom   locations,   visit  our   website  at
www.harveyonline.com.

CONTACTS:
o        Michael E. Recca,
         Chairman of the Board
         Tel. (212) 709-1907, Fax: (212) 709-1952
         Email: mer@skycapitalholdings.com
o        Franklin C. Karp, CEO/President,
         E-mail: fkarp@harveyonline.com or
         Joseph J. Calabrese, Executive Vice President & CFO
         E-mail: jcalabrese@harveyonline.com
         Harvey Electronics, Inc.
         Tel. (201) 842-0078, Fax (201) 842-0317


(See table below)

             Harvey Electronics, Inc. Announces Profitable Results
                  for the Three Months Ended January 28, 2006
                            Harvey Electronics, Inc.
                            Statements Of Operations
                                   (Unaudited)

                                                           Thirteen Weeks       Thirteen Weeks
                                                                Ended               Ended
                                                             January 28,         January 29,
                                                                2006                2005
                                                       -----------------------   -----------------
Net sales                                                         $11,385,253         $12,085,014
Other income                                                                -                   -
                                                       -----------------------   -----------------
                                                                   11,385,253          12,085,014
                                                       -----------------------   -----------------

Cost of sales                                                       6,833,906           6,987,864
Selling, general and administrative expenses                        4,403,576           4,597,963
Interest expense                                                       77,483              45,243
                                                       -----------------------   -----------------
                                                                   11,314,965          11,631,070
                                                       -----------------------   -----------------
Income before income taxes                                             70,288             453,944
Income taxes                                                           25,000             180,000
                                                       -----------------------   -----------------
Net income                                                             45,288             273,944

Preferred Stock dividend requirement                                   12,331              12,750
                                                       -----------------------   -----------------
Net income applicable to Common Stock                                 $32,957            $261,194
                                                       =======================   =================

Net income per share applicable to
  common shareholders:
  Basic                                                                 $0.01               $0.08
                                                       =======================   =================
  Diluted                                                               $0.01               $0.06
                                                       =======================   =================

Shares used in the calculation of net income
  per common share:
  Basic                                                             3,508,584           3,455,987
                                                       =======================   =================
  Diluted                                                           3,508,904           4,212,978
                                                       =======================   =================

                                               Balance Sheet Information:

                                                                (Unaudited)
                                                             January 28, 2006      October 29, 2005
                                                             ----------------      ----------------
Current Assets                                                     $8,830,000          $8,618,000
Current Liabilities                                                 7,003,000           5,658,000
Working Capital                                                     1,827,000           2,960,000
Total Assets                                                       14,095,000          13,879,000
Long-Term Liabilities                                               2,773,000           3,935,000
Shareholders' Equity                                                4,320,000           4,287,000

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